Exhibit 10.4

MASTER EXCHANGE AGREEMENT

Dated as of March 7, 2006

by and among

PHH FUNDING, LLC

CHESAPEAKE FINANCE HOLDINGS LLC

D.L. PETERSON TRUST

Table of Contents

Page
ARTICLE I DEFINITIONS		2
1.1	Capitalized Terms.	2
1.2	Rules of Interpretation	3
ARTICLE II GENERAL PROVISIONS FOR EXCHANGES		3
2.1	Exchange of Properties	3
2.2	Disposition and Transfer of Relinquished Property; Transfer of Relinquished Property Subject to Liabilities	3
2.3	Acquisition and Transfer of Replacement Property	4
2.4	Assignment of Agreements.	4
2.5	Notice to Buyers and Sellers	5
2.6	Direct Transfers	5
2.7	Exclusivity	6
2.8	Records - Monitoring and Retention	6
2.9	Non-Matched Properties	6
2.10	Matching of Relinquished and Replacement Property	7
ARTICLE III IDENTIFICATION OF REPLACEMENT PROPERTIES		7
3.1	Manner of Deemed Identification	7
3.2	Manner of Written Identification	7
3.3	Content of Written Identification	7
ARTICLE IV RECEIPT AND DISBURSEMENT OF FUNDS		8
4.1	Accounts	8
4.2	Separation and Application of Funds in Joint Collection
	Accounts; Proceeds from Transfer of Relinquished Property by PHF	9
4.3	Payment for Replacement Property	10
4.4	Investment of Funds in the Reservoir Account	12
4.5	Disbursements from Account	12
4.6	Security Procedures	12
ARTICLE V INDEMNITY BY EXCHANGOR		12
5.1	Indemnification	12
5.2	Notice and Defense of Claims	13
5.3	Survival	13
5.4	No Setoff	13
ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS		13
6.1	Representations and Warranties of PHF	13
6.2	Representations and Warranties of Holdings	15
6.3	Survival of Representations and Warranties	16
6.4	Covenants of PHF	17
6.5	Treasury Regulations Disclosure Requirements	17

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6.6	Maintenance of Separate Existence	17
6.7	Mergers	18
6.8	Organizational Documents	18
6.9	No Other Agreements	18
6.10	Other Business	18
ARTICLE VII TERM AND COMPENSATION		18
7.1	Term	18
7.2	Compensation	19
ARTICLE VIII MISCELLANEOUS		19
8.1	Pending Litigation	19
8.2	Communication in Writing	19
8.3	Further Assurances	20
8.4	Amendments	20
8.5	Assignment	20
8.6	Successors and Assigns; No Third-Party Beneficiaries	21
8.7	No Benefit to Others	21
8.8	Strict Performance	21
8.9	Time	21
8.10	Severability	21
8.11	Jury Trial Waiver	22
8.12	Waiver of Automatic Stay	22
8.13	Counterparts and Telecopied Signatures	22
8.14	Entire Agreement	22
8.15	Electronic Signature	22
8.16	Indebtedness	23
8.17	Dates, Descriptions, Values, and Matching	23
8.18	Acknowledgment of Independent Relationship	23
8.19	Force Majeure	23
8.20	Consequential Damages	23
8.21	Investment Losses	24
8.22	Governing Law, Venue and Jury Trial Waiver	24
8.23	No Petitions; Subordination	24
8.24	Headings	26

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MASTER EXCHANGE AGREEMENT

This MASTER EXCHANGE AGREEMENT (“Agreement”) is entered into as of March 7, 2006, by and among PHH FUNDING, LLC, a Delaware limited liability company, (“PHF”), CHESAPEAKE FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and D.L. PETERSON TRUST, a Delaware statutory trust (“D.L. Peterson” and collectively with Holdings, the “Exchangor”).

RECITALS

WHEREAS, Exchangor desires to effect an LKE Program consisting of a series of Exchanges of one or more Relinquished Properties for one or more Replacement Properties; and

WHEREAS, the Relinquished Properties as they are sold from time to time will be sold to various Buyers; and

WHEREAS, the Replacement Properties as they are purchased from time to time will be purchased from various Sellers; and

WHEREAS, it is the intention of the parties that each disposition of one or more Relinquished Properties and acquisition of one or more Replacement Properties be effectuated pursuant to the terms of this Agreement; and

WHEREAS, Exchangor desires to effectuate each disposition of one or more Relinquished Properties hereunder and each acquisition of one or more Replacement Properties hereunder in a manner that will qualify as one or more like-kind exchanges within the meaning of Section 1031 of the Code and the Treasury Regulations promulgated thereunder (and any applicable corresponding provisions of state tax legislation) pursuant to one or more of the “safe harbors” described in Section 1.1031(k)-1(g) of the Treasury Regulations; and

WHEREAS, Exchangor desires to effectuate the Exchanges in a manner that will qualify as an LKE program as described in Revenue Procedure 2003-39, Section 3.02 and qualify under one or more of the “safe harbors” of Revenue Procedure 2003-39, Sections 4, 5 and 6; and

WHEREAS, PHF desires to act as a Qualified Intermediary to facilitate the Exchanges and the LKE Program; and

WHEREAS, it is the intention of the parties that, subject to the terms and provisions of this Agreement, Exchangor assign to PHF, in its capacity as Exchangor’s Qualified Intermediary, Exchangor’s rights (but not its obligations) with respect to each Relinquished Property Agreement; and

WHEREAS, it is the intention of the parties that, as provided in Section 1.1031(k)-1(g)(4)(iv) and (v) of the Treasury Regulations, PHF be considered to have acquired the Relinquished Property from Exchangor and transferred it to the Buyer notwithstanding that Exchangor will transfer legal title to the Relinquished Property directly to the Buyer; and

WHEREAS, it is the intention of the parties that, subject to the terms and provisions of this Agreement, Exchangor assign to PHF in its capacity as Exchangor’s Qualified Intermediary, Exchangor’s rights (but not its obligations) with respect to each Replacement Property Agreement; and

WHEREAS, it is the intention of the parties that, as provided in Section 1.1031(k)-(1)(g)(4)(iv) and (v) of the Treasury Regulations, PHF be considered to have acquired the Replacement Property from the Seller and transferred it to Exchangor notwithstanding that the Seller will transfer legal title to the Replacement Property directly to Exchangor; and

WHEREAS, it is the intention of the parties that Exchangor and PHF will establish certain accounts to facilitate the receipt, sorting and disbursement of funds as may be necessary or helpful in the efficient execution of the LKE Program and that such accounts shall qualify as “Joint Accounts”; and

WHEREAS, it is the intention of the parties to maintain a Reservoir Account and one or more Joint Collection Accounts and Joint Disbursement Accounts so that for purposes of the Treasury Regulations the Exchangor not be determined to be in actual or constructive receipt of any Relinquished Property Proceeds; and

WHEREAS, it is the intention of the parties hereto that, as provided in Section 1.1031(b)-1(c) of the Treasury Regulations, consideration received by the Exchangor, in the form of relief of liabilities (or a transfer subject to a liability), shall be offset against consideration given by the Exchangor in the form of cash, an assumption of liabilities, or a receipt of property subject to a liability; and

WHEREAS, Exchangor and PHF desire and intend this Agreement to satisfy the requirement of a written agreement referred to in Section 1.1031(k)-1(g)(4)(iii)(B) of the Treasury Regulations and Section 3.02(3) of Revenue Procedure 2003-39;

NOW, THEREFORE, for and in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1 Capitalized Terms.

 Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in (x) Appendix A attached hereto or (ii) if not defined in Appendix A, then in Schedule 1 to the Base Indenture.

1.2 Rules of Interpretation. The rules of interpretation set forth in Appendix A shall apply to this Agreement.

ARTICLE II

GENERAL PROVISIONS FOR EXCHANGES

2.1 Exchange of Properties. (a) In accordance with the terms of this Agreement, PHF agrees to effect each Exchange hereunder for the benefit of the Exchangor by (a) acquiring one or more Relinquished Properties from the Exchangor, (b) transferring such Relinquished Property(ies) to one or more Buyers pursuant to the method described in Section 2.2, (c) acquiring one or more Replacement Properties from one or more Sellers and (d) transferring such Replacement Property(ies) to the Exchangor pursuant to the method described in Section 2.3 in transactions intended to qualify as exchanges in accordance with Section 1031 of the Code. Exchangor shall be solely responsible for determining the scope of each separate and distinct Exchange hereunder by matching one or more Relinquished Properties with one or more Replacement Properties.

(b) No transfer by the Exchangor of Relinquished Property pursuant to this Agreement shall be made unless: (i) on the date of such transfer, each of the representations and warranties of Holdings in Section 8 of the Loan Agreement are true and correct on and as of such date and shall be deemed to have been made on such date with the same effect as though made on and as of such date, (ii) no Parent Downgrade Event, Loan Event of Default, Potential Loan Event of Default, Default, Event of Default, Potential Amortization Event or Amortization Event shall have occurred and is continuing or would result from the making of such transfer, (iii) on the date of such transfer, the only debt secured by such Relinquished Property are the Loans and related liabilities arising under the Loan Agreement, (iv) the representations and warranties of PHF in Article VI are true and correct on and as of such date and shall be deemed to have been made on such date with the same effect as though made on and as of such date and (v) the Termination Date under this Agreement has not occurred. In connection with any such transfer, the Exchangor, by making such transfer, shall be deemed to have represented and warranted to the effect set forth in clauses (ii), (iii) and (v) above, Holdings shall be deemed to have represented and warranted to the effect set forth in clause (i) above and PHF shall be deemed to have represented and warranted to the effect set forth in clause (iv) above.

2.2 Disposition and Transfer of Relinquished Property; Transfer of Relinquished Property Subject to Liabilities. (a) The Exchangor has entered, and/or from time to time may enter, into one or more Relinquished Property Agreements with one or more Buyers for the sale of Relinquished Property. In connection with each Exchange, the Exchangor shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations and Section 6.02 of Revenue Procedure 2003-39: (a) assign to PHF all of its Rights with respect to such Relinquished Property under the applicable Relinquished Property Agreements in accordance with Section 2.4, such assignment to be made without recourse to PHF (and PHF agrees to accept such assignments); (b) notify all parties to the applicable Relinquished Property Agreements in writing of the assignment in accordance with Section 2.5 prior to or concurrent with the date of transfer of the Relinquished Property to the applicable Buyer(s), and (c) transfer its interest in the Relinquished Property to the applicable Buyer(s) pursuant to the applicable Relinquished Property Agreements.

(b) The parties to this Agreement acknowledge and agree that the Exchangor shall be permitted to transfer Relinquished Property Subject to Liabilities. If the Exchangor transfers Relinquished Property Subject to Liabilities pursuant to Section 2.2(a), then PHF shall, in accordance with the procedures set forth in Section 4.2, repay the related Liabilities Due on Transfer on the Business Day on which such sale proceeds are received in a Joint Collection Account; provided that if the amount of such related Liabilities Due on Transfer is greater than the proceeds received from the sale of such Relinquished Property Subject to Liabilities, Holdings shall remain obligated to make payment of such excess amount directly to the holder of such liability to the extent set forth in, and in accordance with the terms of, the documents governing such liabilities.

2.3 Acquisition and Transfer of Replacement Property. The Exchangor has entered, and/or from time to time may enter, into one or more Replacement Property Agreements with one or more Sellers for the purchase of Replacement Property. In connection with each Exchange, the Exchangor shall, in accordance with Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations and Section 6.02 of Revenue Procedure 2003-39: (i) assign to PHF its Rights with respect to the Replacement Property in respect of the Exchange pursuant to Section 2.4, any such assignment to be made without recourse to PHF (and PHF agrees to accept such assignments); (ii) notify all parties to the applicable Replacement Property Agreement in writing of the assignment in accordance with Section 2.5 prior to or concurrent with the date of transfer of the Replacement Property from the applicable Seller(s), and (iii) receive an ownership interest in the Replacement Property from the applicable Seller(s) pursuant to the applicable Replacement Property Agreement.

2.4 Assignment of Agreements.

(a) Existing Agreements. The Exchangor hereby assigns to PHF, solely in PHF’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each Relinquished Property Agreement to which the Exchangor is a party as of the date hereof, such assignment to be effective only upon the Exchangor’s transfer of the related Relinquished Property pursuant to Section 2.2 and only with respect to such Relinquished Property, and PHF hereby agrees to accept such assignment, solely in its capacity as the Exchangor’s Qualified Intermediary. The Exchangor hereby assigns to PHF, solely in PHF’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each Replacement Property Agreement to which the Exchangor is a party as of the date hereof with respect to the related Replacement Property and PHF hereby accepts such assignment, solely in its capacity as the Exchangor’s Qualified Intermediary.

(b) New Agreements. The Exchangor hereby assigns to PHF, solely in PHF’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each Relinquished Property Agreement that it enters into after the date of this Agreement, such assignment to be effective only upon the Exchangor’s transfer of the related Relinquished Property pursuant to Section 2.2 and only with respect to such Relinquished Property. The Exchangor hereby assigns to PHF, solely in PHF’s capacity as Qualified Intermediary, the Exchangor’s Rights, but not its obligations, under each Replacement Property Agreement that it enters into after the date of this Agreement with respect to the Replacement Property. PHF shall and hereby does accept each assignment pursuant to this Section 2.4(b) from the Exchangor, solely in its capacity as the Exchangor’s Qualified Intermediary.

(c) Revocation of, or Change in, Assignment. By notice to PHF, the Exchangor may revoke its assignment to PHF of its Rights with respect to any Replacement Property identified in such notice. Similarly, by notice to PHF, the Exchangor may cease assigning to PHF the Exchangor’s Rights pursuant to this Section 2.4 with respect to any of its Relinquished Property identified in such notice. Not later than the Termination Date, the Exchangor shall cease assigning to PHF its Rights with respect to any Relinquished Property arising on or after such date. Any such notices shall only be effective with respect to property transferred or received after the date on which such notice is given.

(d) Safe Harbor. Each assignment to PHF made by the Exchangor pursuant to this Section 2.5 is made pursuant to the assignment Safe Harbor set forth in Section 6.02 of Revenue Procedure 2003-39 and, except as may be otherwise required by applicable law, shall be effective when provided in Section 2.4(a) or 2.4(b), as applicable, without the need for any further actions other than those provided in Sections 2.1, 2.2, 2.3, 2.4(a) and/or 2.4(b) by the Exchangor or PHF with respect to the transfer of any Relinquished Property or any Replacement Property.

(e) Limitation on Rights Transferred to PHF. Each of the parties hereto agrees and acknowledges that any assignment to PHF hereunder shall not give PHF any rights under any Relinquished Property Agreement to which the Exchangor is a party relating to the disposition of a Vehicle except the Rights in respect of a Vehicle that becomes Relinquished Property. PHF hereby acknowledges that it shall have no interest in any Relinquished Property Agreement with respect to any Vehicle that is not Relinquished Property.

2.5 Notice to Buyers and Sellers. The Exchangor represents and agrees that it will provide notice, on or before the date of the relevant transfer of property, to the other party(ies) to any Relinquished Property Agreement or any Replacement Property Agreement with respect to which any of its Rights thereunder have been assigned to PHF that the Exchangor’s Rights in such Relinquished Property Agreement or such Replacement Property Agreement, as the case may be, have been assigned, to the extent set forth herein, to PHF, as its Qualified Intermediary.

2.6 Direct Transfers. (a)  For purposes of this Agreement, PHF shall be considered to have (i) acquired Relinquished Property from the Exchangor and transferred it to the Buyer thereof in each case where such Relinquished Property is in fact transferred by the Exchangor directly to such Buyer pursuant to the relevant Relinquished Property Agreement in accordance with Section 2.2, and (ii) acquired Replacement Property from the Seller thereof and transferred it to the Exchangor in each case where the Replacement Property is in fact transferred by such Seller directly to the Exchangor pursuant to the relevant Replacement Property Agreement in accordance with Section 2.3, in each case as provided by Sections 1.1031(k)-1(g)(4)(iv) and (v) of the Treasury Regulations.

(b) The Exchangor and PHF agree that, as described in the preceding paragraph, all Relinquished Property and Replacement Property shall be transferred directly from the Exchangor to the applicable Buyer or directly from the applicable Seller to the Exchangor, as the case may be. As a result, PHF shall not (i) take possession of, (ii) hold legal title to, or (iii) be the owner of, any Relinquished Property or Replacement Property.

2.7 Exclusivity. Except as permitted under this Agreement, PHF agrees that it will not enter into any agreements or conduct any transactions or other business other than as expressly contemplated by this Agreement or incidental to the conduct of PHF’s responsibilities hereunder.

2.8 Records - Monitoring and Retention. PHF agrees that it will monitor and keep, in the manner in which they are received, detailed and accurate records of the transactions carried out pursuant to this Agreement provided, and only to the extent, that such records have actually been received by PHF. Such records shall, to the extent so received by PHF, include, but shall not be limited to, information concerning the date of each transfer of Relinquished Property(ies) to a Buyer and the date of each receipt of Replacement Property(ies) from a Seller. Such records shall be maintained in a reasonable manner such that they may be audited and/or available for inspection by Exchangor, or its designated representatives, upon Exchangor’s request, at reasonable, mutually agreeable times, while this Agreement remains in force. After expiration, termination or cancellation of this Agreement, at Holdings’ expense (which expenses shall be reasonable and approved by Holdings), PHF shall continue to maintain such records, and to allow Holdings to audit or inspect the records, until the end of PHF’s internally established retention period for Exchange documentation but in no event for less than four years. PHF shall cooperate with Exchangor, or its designated representatives, in the conduct of any such inspection. Notwithstanding the responsibilities of PHF under this Section 2.8, Exchangor, and not PHF, shall be solely responsible for all matching of Relinquished Property(ies) with Replacement Property(ies) as required to create each separate and distinct Exchange hereunder as provided in Section 2.1.

2.9 Non-Matched Properties. The parties hereto acknowledge and agree that, consistent with the safe harbor of Section 6.01 of Revenue Procedure 2003-39, Exchangor may (a) assign to PHF Rights under a Relinquished Property Agreement with respect to one or more Relinquished Properties that are not ultimately matched with one or more Replacement Properties under the LKE Program and (b) assign to PHF rights under a Replacement Property Agreement with respect to one or more Replacement Properties that are not ultimately matched with one or more Relinquished Properties under the LKE Program. The parties hereto further acknowledge and agree that, consistent with the safe harbor of Section 6.01 of Revenue Procedure 2003-39, PHF may (a) receive proceeds with respect to the transfer of one or more Relinquished Properties that ultimately are not matched with one or more Replacement Properties under the LKE Program and (b) disburse funds for the acquisition of one or more Replacement Properties that ultimately are not matched with Relinquished Properties under the LKE Program. Nevertheless, pending Exchangor’s completion of the matching procedures under Section 2.1, all property transferred pursuant to a Relinquished Property Agreement, or acquired pursuant to a Replacement Property Agreement, shall be transferred or acquired, as the case may be, pursuant to the terms of this Agreement.

2.10 Matching of Relinquished and Replacement Property. The Exchangor shall match Replacement Property to be used in its trade or business with Relinquished Property used in its trade or business for each Exchange on its books and records in accordance with Section 1.1031(a)-2 of the Treasury Regulations and the Safe Harbor set forth in Sections 4.01 and 4.02 of Revenue Procedure 2003-39.

ARTICLE III

IDENTIFICATION OF REPLACEMENT PROPERTIES

3.1 Manner of Deemed Identification. To meet the identification requirement described in Section 1031(a)(3)(A) of the Code and Section 1.1031(k)-1(b)(1)(i) of the Treasury Regulations, Exchangor intends, with respect to each Exchange, to utilize the Deemed Deferred Exchange Identification Procedures pursuant to which Replacement Property acquired within the Deferred Exchange Identification Period for an Exchange, and matched with one or more Relinquished Properties for such Exchange, is deemed to have been identified for such Exchange.

3.2 Manner of Written Identification. Notwithstanding the foregoing Section 3.1, Exchangor may, with respect to an Exchange, at any time during the Deferred Exchange Identification Period for such Exchange, (i) provide written identification of potential Replacement Property(ies) to PHF pursuant to the Written Deferred Exchange Identification Procedures and (ii) thereafter match one or more such Replacement Property(ies) that are like-kind (as defined in Section 1.1031(a)-(b), and 1.1031(a)-2 of the Treasury Regulations) with one or more Relinquished Properties for such Exchange. Any such written identification may be revoked pursuant to Section 1.1031(k)-1(c)(6) of the Treasury Regulations by a written revocation from Exchangor to PHF prior to the end of the Deferred Exchange Identification Period.

3.3 Content of Written Identification. In any written identification of potential Replacement Properties for an Exchange, Exchangor shall identify only properties that are of like kind to the Relinquished Property(ies) for such Exchange. For each Exchange in which a written identification is transmitted, Exchangor shall identify either (a) no more than three potential Replacement Properties in the aggregate, or (b) any number of potential Replacement Properties provided that the aggregate fair market value of Identified Replacement Properties does not exceed 200% of the aggregate fair market value of the Relinquished Property(ies) for such Exchange.

ARTICLE IV

RECEIPT AND DISBURSEMENT OF FUNDS

4.1 Accounts. (a) The Exchangor and PHF shall enter into the Master Trust Agreement with Wachovia Bank, National Association, pursuant to which the Exchangor and PHF shall maintain one or more Joint Disbursement Accounts and a Reservoir Account. One or more Joint Collection Accounts have been established and will be maintained by the Chesapeake Trustee in accordance with Section 5.1 of the Base Indenture, in the name of “JPMorgan Chase Bank, National Association, as Trustee, and PHH Funding, LLC, as Qualified Intermediary for Chesapeake Finance Holdings LLC” and shall be operated in accordance with the terms of this Agreement and the Indenture. Initially, the Joint Collection Accounts will be maintained at JPMorgan Chase Bank, National Association and Bank of America, N.A. The Joint Disbursement Accounts and the Joint Collection Accounts are intended to qualify within the definition of “Joint Accounts” described in Section 5.02 of Revenue Procedure 2003-39. The Reservoir Account will be opened by WBNA as a “qualified trust” (within the meaning of Section 1.1031(k)-1(g)(3)(iii) of the Treasury Regulations) under the Master Trust Agreement, for the benefit of PHF and Exchangor.

(b) The Joint Collection Accounts are intended to facilitate the orderly and efficient collection of proceeds from the disposition of the Relinquished Property, including the collection of all Relinquished Property Proceeds, and to allow for the identification and separation of funds that are Relinquished Property Proceeds from funds that are Non-Qualified Funds. All payments made by Buyers to or on behalf of PHF or the Exchangor in respect of sales of Relinquished Property shall be made directly to a Joint Collection Account.

(c) The Joint Disbursement Accounts are intended to facilitate the orderly and efficient disbursement of funds to Sellers, including the disbursement of all funds relating to the acquisition of Replacement Property under the LKE Program.

(d) The Reservoir Account is intended (i) to receive all Relinquished Property Proceeds that are not used for other qualified purposes including, but not limited to, the payment of Liabilities Due on Transfer and (ii)  to provide Relinquished Property Proceeds to the Joint Disbursement Accounts (to the extent of the funds deposited in the Reservoir Account and any income earned on the investment thereof pursuant to the Master Trust Agreement). Relinquished Property Proceeds on deposit in the Joint Collection Accounts shall be deposited into the Reservoir Account to the extent, and only to the extent, that any portion of such proceeds remain in such Joint Collection Accounts after all Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, have been paid in full.

(e) Pursuant to the Master Trust Agreement, Relinquished Property Proceeds held in the Reservoir Account shall be invested until such funds are distributed to a Joint Disbursement Account in order to purchase Replacement Property.

(f) All Relinquished Property Proceeds (and any earnings thereon), whether in a Joint Collection Account, a Joint Disbursement Account or the Reservoir Account, shall be held subject to Sections 1.1031(k)-1(g)(4)(ii) and 1.1031(k)-1(g)(6) of the Treasury Regulations, including the restrictions on the Exchangor’s right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds and earnings thereon held by PHF. Notwithstanding that, prior to the occurrence of a Distribution Event with respect to the related Relinquished Property, the Exchangor shall have no right to receive, pledge, borrow, or otherwise obtain the benefits of Relinquished Property Proceeds or the earnings thereon held by either PHF or the bank maintaining the account where such Relinquished Property Proceeds are on deposit, Relinquished Property Proceeds received with respect to Relinquished Property Subject to Liabilities shall be applied to the payment of the related Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, as provided in Sections 2.2(b) and 4.2(b). Upon any Distribution Event with respect to Relinquished Property, PHF shall, at such time and in satisfaction of PHF’s remaining obligations under this Agreement as to the related Exchange, have the bank maintaining the Account where the related Relinquished Property Proceeds are on deposit pay any remaining amount of such Relinquished Property Proceeds, including without limitation accumulated interest thereon, to, or as directed by, the Exchangor.

4.2 Separation and Application of Funds in Joint Collection Accounts; Proceeds from Transfer of Relinquished Property by PHF.

(a) Reports. On each Business Day, Exchangor shall make available to PHF a report with respect to each Joint Collection Account setting forth for such Business Day (1) the aggregate Relinquished Property Proceeds deposited in, or expected to settle in, such Joint Collection Account, and (2) the amount of Non-Qualified Funds, if any, deposited in, or expected to settle in, such Joint Collection Account.

(b) Identification of Funds. On each Business Day, Exchangor shall:  (i) identify any funds in the Joint Collection Accounts as of such Business Day which constitute Non-Qualified Funds and direct PHF to immediately transfer such funds to the Collection Account; (ii) initiate on such Business Day proposed Electronic Funds Transfers from the Joint Collection Accounts in order to apply any funds in the Joint Collection Accounts as of such Business Day which constitute Relinquished Property Proceeds in the following order: first, transfer to the Collection Account an amount of such funds sufficient to repay in full the Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, and second, transfer to the Reservoir Account any remaining amount of such funds; and (3) notify PHF and the Chesapeake Trustee of such proposed transfers.

(c) Approval of Certain Transfers. If upon notification to PHF of the proposed Electronic Funds Transfers of Relinquished Property Proceeds pursuant to clause (2) of Section 4.2(b), PHF approves of such proposed Electronic Funds Transfers, PHF agrees to take, within one hour of the receipt of such notification of transfers, all appropriate actions needed to approve and transmit such transfers. If PHF does not approve of any of such proposed Electronic Funds Transfers of Relinquished Property Proceeds, PHF shall immediately notify the Exchangor, the Chesapeake Trustee and the banking institution maintaining the applicable Joint Collection Account via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval; provided, that no such disapproval shall relieve PHF from its obligation under Section 2.2(b) to apply Relinquished Property Proceeds to the repayment of the Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement pursuant to Section 2.2(b), on the Business Day on which such Relinquished Property Proceeds are received in a Joint Collection Account. In the event that PHF disapproves of any such proposed Electronic Funds Transfer of Relinquished Property Proceeds to the Collection Account that is required to be applied to repay Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, and the Chesapeake Trustee or the Servicer certifies to PHF as to the amount of such Liabilities Due on Transfer on such Business Day, PHF shall then be obligated to approve such transfer up to the amount so certified to be due and owing. PHF shall cause the bank maintaining the Joint Collection Accounts to accept each Electronic Funds Transfer described in Section 4.2(b) that is subsequently approved by PHF pursuant to this Section 4.2(c).

(d) Ownership of Funds; Restricted Transfers. The Exchangor and PHF hereby acknowledge and agree that it is the intent of the parties hereto that funds deposited into the Reservoir Account shall be used solely to enable PHF to perform its obligations hereunder to acquire Replacement Property and shall not be considered part of PHF’s general assets nor subject to claims by PHF’s creditors.

(e) Non-Qualified Funds. PHF shall apply any Non-Qualified Funds, or shall cooperate with Exchangor for purposes of executing any authorization to cause any Non-Qualified Funds to be applied, as directed by the Exchangor pursuant to clause (1) of Section 4.2(b).

(f) Effectuation of Transfer. On each Business Day, PHF shall cause the bank maintaining each Joint Collection Account to cause the amount set forth in the instructions described in Section 4.2(b) as being required to pay Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, to be transferred from such Joint Collection Account to the Collection Account, and, if no such Liabilities Due on Transfer remain outstanding, shall cause the remaining amount, if any, held in such Joint Collection Account to be transferred to the Reservoir Account. PHF hereby agrees that it shall not approve any transfer of Relinquished Property Proceeds from the Joint Collection Accounts to any account other than the Collection Account or, if all Liabilities Due on Transfer, including the outstanding Loans and all other amounts payable under the Loan Agreement, have been paid in full, the Reservoir Account. The Exchangor shall provide notice to the Chesapeake Trustee of any transfer from a Joint Collection Account to the Reservoir Account.

4.3 Payment for Replacement Property.

(a) Reports. On each Business Day, the Exchangor shall provide PHF and WBNA with a report with respect to each Joint Disbursement Account setting forth for such Business Day (1) the aggregate Replacement Property Acquisition Costs expected to be disbursed from such Joint Disbursement Account, (2) the aggregate amount to be transferred to such Joint Disbursement Account from the Reservoir Account, if any, to fund such aggregate Replacement Property Acquisition Costs, (3) the amount (if any) of Additional Subsidies to be transferred to such Joint Disbursement Account from any other source, including the proceeds of Loans to be made to Holdings, to fund such aggregate Replacement Property Acquisition Costs, (4) the aggregate amount (if any) of Additional Subsidies to be transferred to such Joint Disbursement Account from any other account, to fund Non-LKE Disbursements, and (5) adjustments, if any, to amounts previously funded from the Reservoir Account.

(b) Funding by PHF. On each Business Day, Exchangor shall direct WBNA to initiate a series of proposed Electronic Funds Transfers in order to withdraw from the Reservoir Account and transfer to one or more Joint Disbursement Accounts on such Business Day amounts to fund the aggregate Replacement Property Acquisition Costs on such Business Day in accordance with the report delivered pursuant to Section 4.3(a) and shall notify PHF of such proposed Electronic Funds Transfers. If upon such notification of the proposed Electronic Funds Transfers PHF approves of the proposed Electronic Funds Transfers, PHF agrees to take, within one hour of the receipt of such notification, all appropriate actions needed to approve and transmit such transfers. If PHF does not approve of any of such proposed Electronic Funds Transfers, PHF shall immediately notify Exchangor, via telephone or fax (any such notice given by telephone to be confirmed in writing), of the disapproval and the reasons for such disapproval. PHF shall cause the bank maintaining each Joint Disbursement Account to accept each Electronic Funds Transfer described above that is subsequently approved by PHF.

(c) Shortfalls in Funding. If, for any reason, the sum of the amounts proposed to be transferred from the Reservoir Account to the Joint Disbursement Accounts for the purchase of Replacement Property on any Business Day exceeds the total amount of collected funds in the Reservoir Account available for such purpose on such Business Day, including any funds earned from the investment of funds held in the Reservoir Account pursuant to the Master Trust Agreement on such day and actually credited to the Reservoir Account, the amounts to be transferred to the Joint Disbursement Accounts from the Reservoir Account on such Business Day to fund the aggregate Replacement Property Acquisition Costs shall be reduced by the amount of such shortfall.

(d) Effectuation of Transfers. On each Business Day, PHF shall cause the amounts, if any, set forth in the instructions described in Section 4.3(b), reduced, if necessary, as described in Section 4.3(c), to be transferred from the Reservoir Account to the applicable Joint Disbursement Account.

(e) Funding by Exchangor.  In the event that the aggregate funds transferred from the Reservoir Account to a Joint Disbursement Account on any Business Day are insufficient to fund all Replacement Property Acquisition Costs and Non-LKE Disbursements to be made from such Joint Disbursement Account on such Business Day, Holdings may transfer Additional Subsidies (including funds received pursuant to Loans made to Holdings under the Loan Agreement) to such Joint Disbursement Account in an amount sufficient for PHF to acquire the related Replacement Property. PHF shall not be required to pay related Replacement Property Acquisition Costs or make Non-LKE Disbursements for which sufficient funds are not available.

4.4 Investment of Funds in the Reservoir Account.

(a) Investment of Funds. On each Business Day, all funds in the Reservoir Account shall be invested in accordance with the terms of the Master Trust Agreement. Exchangor shall provide WBNA instructions from time to time in accordance with the Master Trust Agreement setting forth the manner in which such funds shall be invested; provided that Exchanger shall not provide any instructions to invest such funds in a manner that is not in accordance with the requirements of Section 1.1031(k)-1(g)(6) of the Treasury Regulations.

(b) Interest Reporting. Exchangor and PHF acknowledge and agree that the income earned on funds invested pursuant to the Master Trust Agreement will be attributed to Holdings for income tax purposes. Holdings hereby represents and warrants to PHF that (i) Holdings’ federal tax identification number is 51-0391968 and (ii) Holdings is not subject to backup withholding under Section 3406 of the Code

4.5 Disbursements from Account. All Relinquished Property Proceeds shall be held subject to the terms of this Agreement (including, without limitation, the terms of Section 4.1(f)) and, following any transfer of such Relinquished Property Proceeds to the Reservoir Account and/or a Joint Disbursement Account in accordance with the terms hereof and of the Master Trust Agreement.

4.6 Security Procedures. PHF is authorized to receive funds transfer instructions via: fax; mail; overnight delivery; and/or electronic transmission signed or otherwise furnished by any one of the persons listed on the attached Schedule 1 and/or their representative. PHF may rely in good faith on the instructions executed by any one of the persons listed on Schedule 1 without further inquiry. PHF may rely solely upon any account numbers or similar identifying numbers provided by Exchangor and/or its representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. PHF may rely on the instructions furnished by the persons listed on Schedule 1 for any payment order using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Exchangor acknowledges that these security procedures are commercially reasonable.

ARTICLE V

INDEMNITY BY EXCHANGOR
5.1 Indemnification. If PHF or any of its officers, directors, employees, members, successors, and assigns (collec-tively, the "Indemnitees") becomes involved in any claim, investigation, proceeding, or suit in connection with this Agreement, or any instrument or document executed by PHF at Exchangor’s request in connection herewith (collectively, “Claims”), Holdings agrees to indemnify, defend (with counsel reasonably acceptable to PHF) and hold each of the Indemnitees harmless from all loss, cost, damages, expenses and all reasonable attorneys' fees suffered or incurred by the Indemnitees as a result thereof, except for Claims arising out of or related to the gross negligence, willful misconduct, or breach of this Agreement by PHF and/or any of the Indemnities.

5.2 Notice and Defense of Claims. PHF shall notify Holdings in writing of any Claim or potential Claim which may give rise to a right of indemnification under Section 5.1 within ten (10) days (or such earlier period as may be required to avoid prejudicing Holdings position) after PHF is made aware (in writing or orally) of such Claim or potential Claim. If the Holdings acknowledges in writing (in form and substance satisfactory to PHF) that it is indemnifying PHF and any other Indemnitees with respect to such Claim, Holdings will be entitled to assume the defense of such Claim at its sole expense. PHF agrees to consult and cooperate to the extent deemed necessary by Holdings in such defense.

5.3 Survival. The indemnity set forth in this Article V shall survive the expiration or sooner termination of this Agreement and shall not merge into any document executed in conjunction herewith. It is intended that the provisions of this Article V take precedence over the provisions of any other agreements between the parties entered into pursuant to this Agreement, and the parties agree that the provisions of this Article V may not be amended or modified except by a written agreement between the parties making express reference to this Article V.

5.4 No Setoff. PHF shall not have any right of setoff against any of the funds held by PHF or held in any of the accounts contemplated hereunder to satisfy any right PHF may have against Exchangor, Holdings or any other Person under this Agreement or any other agreement.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties of PHF.  PHF hereby represents and warrants to Exchangor as of the date hereof (and on the dates of the transactions described in Article II and IV) and covenants, where applicable, with Exchangor as follows:

(a) Organization, Power, Standing and Qualification. PHF is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has the requisite organizational power and authority to carry on its business as it has been conducted in the past, is presently being conducted, and is contemplated to be conducted under this Agreement, and to own and operate the properties and assets presently owned and operated by it, and contemplated to be owned and operated by it under this Agreement. At Exchangor’s request and expense, PHF will qualify to do business in those states requested by Exchangor. PHF shall at all times operate in a manner consistent with its certificate of formation and its operating agreement.

(b) Power and Authority. PHF has the power and authority to execute, deliver and perform this Agreement, to acquire Rights under assignment(s) of Relinquished Property Agreements, to acquire Rights under assignment(s) of Replacement Property Agreements and to otherwise perform its obligations under this Agreement and the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PHF. This Agreement is a valid and binding obligation of PHF, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.

(c) Validity of Contemplated Transactions.

(i) No Violation. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provisions of the articles of organization or operating agreement of PHF; (b) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage to which PHF is a party, or subject any of the assets of PHF to any indenture mortgage, contract, commitment, lien (including without limitations any tax lien) or agreement to which PHF is a party or by which PHF is bound; or (c) violate any provision of any law, rule, regulation, order, permit or license to which PHF is subject.

(ii) Required Filings; Consents. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not require PHF to file or register with, or obtain any permit, authorization, consent or approval of, any governmental or regulatory authority or any other third party, except as otherwise disclosed herein.

(d) Indebtedness and Liens. Neither PHF, nor any person acting on behalf of or as an agent for PHF, has incurred or will incur any Indebtedness or will pledge, assign, transfer, or otherwise encumber (or permit any of the foregoing encumbrances with respect to) any of PHF’s rights in the Relinquished Property(ies) or the Replacement Property(ies) hereunder.

(e) Litigation and Compliance. There is no suit, action, claim, arbitration, administrative, legal, or other proceeding or governmental investigation pending or, to the best knowledge of PHF after due inquiry threatened against PHF or its members nor has there been any failure by PHF or its members to comply with nor has there been any violation of, or default with respect to any order, writ, injunction, judgment or decree of any court or federal, state, or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against PHF or its members.

(f) Agency. Other than in connection with the type of transactions contemplated by this Agreement and the Master Trust Agreement, PHF is not, nor has it been during the last two years, an attorney, attorney-in-fact, broker, agent (within the meaning of Section 1.1031(k)-1(k)(2) of the Treasury Regulations), partner, or trustee of Exchangor or any of its affiliates.

(g) Tax Advice. PHF represents that at no time has it or its members, employees or agents made any representation or rendered any advice with respect to the tax aspects of the transactions contemplated herein except as may be consistent with its role as a Qualified Intermediary.

(h) Solvency. Before and after giving effect to the transactions contemplated by this Agreement, PHF is solvent within the meaning of the Bankruptcy Code and PHF is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debt under any bankruptcy or insolvency law and no Insolvency Event has occurred with respect to PHF.

(i) Ownership. All of the issued and outstanding membership interests of PHF are owned by Wachovia Exchange Services, LLC, a Delaware limited liability company (“Parent”), and have been validly issued, are fully paid and non-assessable. PHF has no subsidiaries and owns no capital stock or any interest in any other Person.

(j) No Other Agreements. Other than as contemplated by this Agreement and the Master Trust Agreement, (i) PHF is not a party to any contract or any agreement of any kind or nature and (ii) PHF is not subject to any obligations or liabilities of any kind or nature in favor of any third party.

(k) Not a Disqualified Person. PHF hereby represents and warrants to Exchangor that at all times during the period commencing two years prior to the date hereof through the date hereof, PHF has not been and PHF is not a disqualified person within the meaning of such term as set forth in Section 1.1031(k)-1(k) of the Treasury Regulations (a “Disqualified Person”), taking into account all exceptions and exclusions therefrom. PHF shall not knowingly cause PHF to become a Disqualified Person during the period commencing on the execution date hereof through the Termination Date.

6.2 Representations and Warranties of Holdings. Holdings hereby represents and warrants to PHF as of the date hereof and on the date of the transactions described in Articles II, III, IV and covenants, where applicable, with PHF as follows:

(a) Organization, Power, Standing and Qualification. Holdings is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it has been conducted in the past and is presently being conducted. Holdings is duly qualified to transact business and is in good standing as a foreign corporation in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect upon its ability to perform its obligations under this Agreement or the transactions contemplated hereby.

(b) Corporate Power and Authority. Holdings has the power and authority to execute, deliver and perform this Agreement, to transfer the Relinquished Property(ies) and to acquire the Replacement Property(ies). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and is a valid and binding obligation of Holdings, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally.

(c) Validity of Contemplated Transactions. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene any provision of the limited liability company agreement of Holdings (ii) violate, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of the transfer of any Relinquished Property(ies) or the acquisition of Replacement Property(ies), where applicable, or any indenture, mortgage, contract, commitment, or agreement to which Holdings is a party or by which it is bound, or (iii) violate any provision of any law, rule, regulation, order, permit or license to which Holdings is subject.

(d) Litigation and Compliance. There is no material suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Holdings (after due inquiry), threatened against Exchangor that is related to this Agreement, nor has there been any failure by Exchangor to comply with, nor has there been any violation of, or default with respect to, any order, writ, injunction, judgment, or decree of any court or federal, state, or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Exchangor that is related to this Agreement which has not been disclosed to PHF.

(e) Legal or Tax Advice. Holdings acknowledges that neither PHF nor any employee, officer, director, agent, principal or affiliate of PHF has given any legal or tax advice nor made representations regarding the legal or tax consequences of the LKE Program. Holdings further acknowledges that it has been advised to seek independent legal and tax advice regarding the LKE Program, regarding whether any Relinquished Property and Replacement Property are like-kind under Treasury Regulations Sections 1.1031(a)-2 and 1.1031(k)-1 and to have this Agreement reviewed and approved by independent counsel.

(f) Not a Disqualified Person. Holdings hereby represents and warrants to the PHF that, to the best of Holdings’ knowledge, as of the date hereof, PHF is not a Disqualified Person with respect to Exchangor. Holdings shall not knowingly cause PHF to become a Disqualified Person with respect to Exchangor during the Term of this Agreement.

6.3 Survival of Representations and Warranties. All representations and warranties made by or on behalf of PHF and Holdings in this Agreement and all obligations, agreements and covenants undertaken by or on behalf of PHF and Holdings in this Agreement, will survive for five (5) years, notwithstanding any investigation made by or on behalf of PHF or Exchangor.

6.4 Covenants of PHF.

(a) PHF will file its tax returns on a timely basis and pay its tax liability, if any, on a timely basis.

(b) PHF shall make all necessary filings and pay all fees required by the State of Delaware to conduct its business and the transactions contemplated hereby, and Exchangor may request that PHF make any filings other than those normally required for PHF to conduct its business in those states in which PHF has operations. In each case, Holdings shall reimburse PHF for such fees.

(c) PHF agrees that, except as otherwise required by law, it will not disclose Confidential Information it receives from or about Exchangor except to its: agents or attorneys-in-fact, by and under power of attorney duly executed by PHF; employees; or other entities specifically named in this Agreement, in each case only to the extent necessary to achieve the purposes contemplated by this Agreement.

6.5 Treasury Regulations Disclosure Requirements. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated by this Agreement.

6.6 Maintenance of Separate Existence. PHF covenants and agrees that it shall do all things necessary to continue to be readily distinguishable from Parent and its affiliates and maintain its limited liability company existence separate and apart from that of Parent and its affiliates including, without limitation, (i) practicing and adhering to organi-zational formalities, such as maintaining appropriate books and records; (ii) observing all organizational formalities in connection with all dealings between itself and Parent, and the affiliates or any unaffiliated entity with respect to Parent; (iii) observing all procedures required by its operating agreement and the laws of the State of Delaware; (iv) acting solely in its name and through its duly authorized officers or agents in the conduct of its busi-nesses; (v) managing its business and affairs by or under the direction of its managers; (vi) ensur-ing that its managers duly authorizes all of its actions; (vii) maintaining at least one manager who is an independent manager; (viii) owning or leasing (including through shared arrangements with affiliates) all office furni-ture and equipment necessary to operate its business; (ix) not (A) having or incurring any indebt-ed-ness to Parent or its affiliates; (B) guaranteeing or otherwise becoming liable for any obligations of Parent or its affiliates; (C) having obligations guaranteed by Parent or its affiliates; (D) holding itself out as responsible for debts of Parent or its affiliates or for decisions or actions with respect to the affairs of Parent or its affiliates; (E) operating or purport-ing to operate as an integrated, single economic unit with respect to Parent, its affiliates or any unaffiliated entity thereof; (F) seeking to obtain credit or incur any obligation to any third party based upon the assets of Parent, its affiliates or any unaffiliated entity thereof; (G) induce any such third party to reasonably rely on the creditworthiness of Parent, its affiliates or any unaffili-ated entity thereof; and (H) being directly or indirectly named as a direct or contingent beneficiary or loss payee on any insurance policy of Parent, its affiliates or any unaffiliated entity thereof; (x) maintaining its deposit and other bank accounts and all of its assets separate from those of any other Person; (xi) maintaining its financial records separate and apart from those of any other Person; (xii) not suggesting in any way, within its financial statements, that its assets are avail-able to pay the claims of creditors of Parent, its affiliates or any unaffiliated entity thereof; (xiii) compensating all its employees, officers, consultants and agents for services provided to it by such Persons out of its own funds; (xiv) maintaining office space separate and apart from that of Parent and its affiliates and a telephone number separate and apart from that of Parent and its affiliates; (xv) conducting all oral and written communications, includ-ing, without limitation, letters, invoices, purchase orders, contracts, statements, and applications solely in its own name; (xvi) having separate stationery from Parent, its affiliates or any unaffili-ated entity thereof; (xvii) accounting for and managing all of its liabilities separately from those of Parent and its affiliates; (xviii) allocating, on an arm’s-length basis, all shared corporate operating services, leases and expenses, including, without limitation, those associated with the services of shared consul-tants and agents and shared computer and other office equipment and software; and otherwise maintaining an arm’s-length relationship with each of Parent, its affiliates and any unaffil-iated entity thereof; (xix) refraining from filing or otherwise initiating or supporting the filing of a motion in any bankruptcy or other insolvency proceeding involving Parent to substantively consolidate Parent with an affiliate or unaffiliated entity thereof; (xx) remaining solvent and assuring adequate capital-ization for the business in which it is engaged and (xxi) conducting all of its business (whether written or oral) solely in its own name so as not to mislead others as to the identity of Parent or its affiliates.

6.7 Mergers. PHF will not merge or consolidate with or into any other Person unless PHF complies with Section 8.5.

6.8 Organizational Documents. PHF will not amend any of its organizational documents, including its certificate of formation and limited liability company agreement, unless prior to such amendment, the Rating Agency Condition will be met.

6.9 No Other Agreements. PHF will not enter into or be a party to any agreement or instrument other than this Agreement, the Master Trust Agreement and any documents and agreements incidental thereto or entered into as contemplated herein.

6.10 Other Business. PHF will not engage in any business or enterprise or enter into any transaction other than the making of Exchanges pursuant to this Agreement, the related exercise of its rights as Qualified Intermediary hereunder, the incurrence and payment of ordinary course operating expenses and other activities related to or incidental to either of the foregoing.

ARTICLE VII

TERM AND COMPENSATION
7.1 Term. The term of this Agreement shall begin on the date first written above and shall continue for thirty-six (36) months thereafter. The term shall be automatically renewed for successive twelve (12) month terms, unless either party notifies the other in writing at least one hundred twenty (120) days prior to the end of a term of its desire to terminate this Agreement. In addition, (i) Exchangor or PHF may terminate this Agreement, by providing not less than sixty (60) days prior written notice to the other party hereto, For Cause, including, in the case of a termination by Exchangor, Exchangor’s inability to derive further benefit from the LKE Program and (ii) Holdings may terminate this Agreement, by providing not less than ten (10) days prior written notice to PHF in the event a Parent Downgrade Event shall occur. Upon any such termination, (i) this Agreement shall remain in effect with respect to Then-Pending Exchanges, (ii) any indemnities and obligations owing to PHF under this Agreement as of the Termination Date shall survive until satisfied or otherwise terminated, (iii) termination of this Agreement shall not affect any rights or obligations of the parties hereto under any Then-Pending Exchange that has not yet been completed as of the Termination Date. In the event that any party hereto terminates this Agreement, such party shall not do so in a manner that causes a Then-Pending Exchange not to qualify under Code Section 1031 or in a manner that would violate Sections 1.1031(k)-1(g)(4)(ii) or (g)(6) of the Treasury Regulations or Revenue Procedure 2003-39. Subject to the restrictions above and the retention of any funds related to Then-Pending Exchanges, upon the Termination Date, PHF shall, at such time, and in satisfaction of PHF’s remaining obligations under this Agreement, pay all funds in any Account to Exchangor or Exchangor’s designee. Any funds held by PHF with respect to a Then-Pending Exchange shall not be disbursed to Exchangor until after the occurrence of a Distribution Event for such Exchange.

7.2 Compensation. Holdings agrees to timely pay PHF as agreed upon under the terms and conditions of the fee schedule attached hereto as Exhibit A as the same may be amended from time to time in writing signed by Holdings and PHF. If this Agreement is terminated for any reason, PHF will continue to be compensated until all Then-Pending Exchanges are completed.

ARTICLE VIII

MISCELLANEOUS

8.1 Pending Litigation. If either party receives any written notice that there is a pending litigation against either one of the parties in any manner relating to this Agreement, then the party receiving said written notice shall immediately notify the other party as stated in Section 8.2 below.

8.2 Communication in Writing. All notices, requests, demands, waivers, consents, approvals, or other communications required or permitted hereunder will be in writing, will be deemed given when actually received, and will be given by personal delivery, by telegram, by facsimile transmission with receipt acknowledged (and with a confirmation copy sent by registered or certified mail, postage prepaid, return receipt requested), by same day or overnight courier services, or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to PHF:

301 S. College Street, NC0174
Charlotte, NC 28202
Attn: David Yorker
Telephone No.: (704) 374-2019
Facsimile No.: (704) 715-0065

If to Holdings:
940 Ridgebrook Road
Sparks, MD 21152
Attention: Mark Johnson
Telephone: (856) 917-0176
Facsimile No.: (856) 917-4278
If to D.L. Peterson:
c/o Wilmington Trust Company, as trustee
1100 North Market Street
Rodney Square North
Wilmington, DE 19890
Attention: Corporate Trust Administration
Facsimile No.: (302) 651-8882

Notice of any change in any such address will also be given in the manner set forth above. Whenever the giving of notice is required, the party entitled to receive such notice may waive the giving of such notice.

8.3 Further Assurances. Each party hereto will take such reasonable actions, as the other party hereto may from time to time request, to effect this Agreement.

8.4 Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless (i) the same shall be in writing and duly executed by all the parties hereto and, if the consent of the Holders of a Majority in Interest of each Series of Outstanding Notes for such amendment and supplement of this Agreement is required pursuant to the terms of Section 3.2(c) of the Indenture, consented to by the Holders of a Majority in Interest of each Series of Outstanding Notes and (ii) the Rating Agency Condition shall have been satisfied.

8.5 Assignment. This Agreement shall be binding upon and inure to the benefit of each party and its successors in interest and permitted assigns. Except as expressly otherwise allowed herein, no party may assign or otherwise transfer any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of each other party, which consent shall not be unreasonably withheld; provided, however, that no assignment by PHF shall be effective without satisfaction of the Rating Agency Condition; provided further, however, that (1) Exchangor may pledge all of its right, title and interest in this Agreement to secure its obligations under the Loan Agreement and (2) any party hereto may assign (subject to the Rating Agency Condition in the case of PHF) this Agreement, without such written consent, to a successor or surviving entity resulting from a merger or acquisition involving substantially all of a party’s stock or assets; provided further that any assignment by PHF or any transfer of any interest in this Agreement by PHF, whether by merger or acquisition or otherwise, shall only be effective if the successor or surviving entity (x) is a bankruptcy-remote, special purpose entity organized under the laws of any state of the United States and is not an affiliate of Exchangor and (y) expressly agrees in writing to abide by the terms of this Agreement and the Master Trust Agreement. To secure Exchangor’s obligations under the Loan Agreement, Exchangor has pledged, assigned, conveyed, delivered, transferred and set over to Chesapeake Funding LLC a security interest in all of its right, title and interest in, to and under this Agreement, including any amendments hereto, all monies due and to become due to Exchangor hereunder, whether such amounts are payable to Exchangor from a Joint Collection Account by PHF or payable as damages for breach of this Agreement or otherwise, and all other property paid or payable by PHF to Exchangor hereunder and all rights to compel performance and otherwise exercise remedies hereunder and PHF hereby consents to such assignment; provided, however, that Exchangor shall have no right, title or interest in and shall not obtain the benefits of, and no security interest shall attach to, any Qualified Trust Funds with respect to an Exchange prior to the occurrence of a Distribution Event with respect to such Exchange. To secure Chesapeake Funding LLC’s obligations under the Indenture and all other Issuer Obligations, Chesapeake Funding LLC has pledged, assigned, conveyed, delivered, transferred and set over to the Chesapeake Trustee, for the benefit of the Investor Noteholders, a security interest in all right, title and interest in, to and under this Agreement conveyed to Chesapeake Funding LLC by Exchangor and PHF hereby consents to such assignment. Except as provided in this paragraph, nothing contained in this Agreement is intended, or will be construed, to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under of by reason of this Agreement.

8.6 Successors and Assigns; No Third-Party Beneficiaries. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties hereto and does not confer any rights on any other persons or entities.

8.7 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and this Agreement will not be construed as conferring and is not intended to confer any rights on any other persons or entities.

8.8 Strict Performance. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder, provided that any provision may be waived by the party intended to benefit therefrom by a written instrument signed by such party.

8.9 Time. Time is of the essence in each and every term and provision of this Agreement.

8.10 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable in a jurisdiction, this Agreement will, in such circumstances, be deemed modified in such jurisdiction to the extent necessary to render enforceable the provisions hereof, and such illegality, invalidity, or unenforceability will not affect any other provision of this Agreement in any other jurisdiction.

8.11 Jury Trial Waiver. The parties to this Agreement hereby unconditionally waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement, any of the related documents, any dealings among them relating to the subject matter of the transactions contemplated hereby or any related transactions, or the relationship that is being established among them. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). This waiver is irrevocable meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement, and related documents, or to any other documents or agreement, any related documents, or to any other documents or agreements to this transaction or any related transaction. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

8.12 Waiver of Automatic Stay. In the event PHF shall have commenced a bankruptcy proceeding, or an involuntary bankruptcy proceeding shall have been commenced against PHF, PHF shall waive the automatic stay to the extent allowable under Section 362 of the Bankruptcy Code, and any and all defenses or objections based thereon, subject to the entry of an order by the bankruptcy court presiding over PHF’s bankruptcy proceedings so authorizing, such that Exchangor shall retain the unilateral, absolute and unconditional right, exercisable at its sole option, to terminate with or without cause this Agreement and any related agreements (subject to the terms of those agreements).

8.13 Counterparts and Telecopied Signatures. To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile signature shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together shall constitute one and the same agreement.

8.14 Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements (whether written or oral) among them respecting such subject matter.

8.15 Electronic Signature. In the satisfaction of their respective obligations, and exercise of their respective rights under this Agreement, and any related documents or agreements, to include bills of sale, each party is, and hereby agrees to be, bound (as though duly authorized, notarized, and sealed original signatures were affixed to a document) by any evidence of consent, authorization, or agreement they transmit or cause to be transmitted by electronic means, including but not limited to: downloading or transmitting of information via e-mail; facsimile; the internet, or similar electronic transmission.

8.16 Indebtedness. PHF shall not be required to assume any secured loan or other obligation on any Replacement Property or to execute any promissory note or other evidence of indebtedness in connection with the acquisition of any Replacement Property, including any of the foregoing that would impose any personal liability upon PHF for repayment of such obligation. PHF shall not execute any agreement nor participate in any transaction which, in the reasonable opinion of PHF or its counsel, would require PHF to engage in any unlawful or fraudulent action.

8.17 Dates, Descriptions, Values, and Matching. Exchangor shall be ultimately and solely responsible for the accuracy of any transfer dates, Relinquished Property and Replacement Property descriptions, Relinquished Property and Replacement Property values, and/or Relinquished Property and Replacement Property matching.

8.18 Acknowledgment of Independent Relationship. Exchangor and PHF mutually acknowledge and agree that, pursuant to this Agreement, PHF will solely acquire Rights under assignments of Relinquished Property Agreements and the Replacement Property Agreements pursuant to the provisions of Section 1031 of the Code and the Treasury Regulations thereunder and that legal title to the Relinquished Property will be directly transferred to one or more Buyers and legal title to the Replacement Property will be directly transferred by one or more Sellers to Exchangor. PHF and Exchangor desire to maintain an independent relationship, therefore, PHF and Exchangor hereby acknowledge that in engaging in the activities contemplated by this Agreement, PHF is acting as a Qualified Intermediary. In no event shall PHF or any of PHF’s employees, agents or members be deemed to be acting as an agent of Exchangor (except as expressly provided in this Agreement and the Treasury Regulations), nor shall PHF have any fiduciary relationship to Exchangor.

8.19 Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement if such inability to perform is caused by circumstances reasonably beyond a party’s control, such as natural disasters, fire, floods, third party strikes, failure of public utilities or telecommunications infrastructure, or any similar causes reasonably beyond its control.

8.20 Consequential Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall PHF or any director, officer, employee, member, shareholder or agent of such party be liable for, and Exchangor releases PHF and each director, officer, employee, member, shareholder or agent of PHF from, any and all liability for special, indirect, incidental or consequential damages of any kind whatsoever (including but not limited to lost profits) even if PHF or any director, officer, employee, member, shareholder or agent of PHF, is advised of such loss or damage and regardless of the form of action. The aforesaid is not intended to and shall in no way diminish or bar Exchangor’s obligation to indemnify PHF.

8.21 Investment Losses. In no event shall PHF be liable for, and Exchangor hereby releases PHF from, any and all liability from any damages resulting from, any loss of principal, interest or other earnings which may be incurred as a result of the investment of any funds or in redeeming any investment held by PHF in any account.

8.22 Governing Law, Venue and Jury Trial Waiver.

(a) GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. VENUE SHALL BE IN ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK.

(b) JURY TRIAL WAIVER. EXCHANGOR AND PHF HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM THERETO.

8.23 No Petitions; Subordination. (a)  Exchangor hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Investor Notes, it will not institute against, or join any other Person in institut-ing against, PHF, any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other sim-ilar proceeding under the laws of the United States or any state of the United States. In the event that Exchangor takes action in violation of this Section 8.23(a), PHF agrees, for the benefit of the Investor Noteholders, that it shall file an answer with the bank-ruptcy court or otherwise properly contest the filing of such a petition by Exchangor against PHF or the commencement of such action and raise the defense that Exchangor has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(b) PHF hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Investor Notes, it will not institute against, or join any other Person in institut-ing against, Holdings, Chesapeake or D.L. Peterson, any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other sim-ilar proceeding under the laws of the United States or any state of the United States. In the event that PHF takes action in violation of this Section 8.23(b), Holdings agrees, for the benefit of the Investor Noteholders, that it shall file, or cause to be filed, an answer with the bank-ruptcy court or otherwise properly contest the filing of such a petition by PHF against Holdings, Chesapeake or D.L. Peterson or the commencement of such action and raise the defense that PHF has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(c) DLPT hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Investor Notes, it will not institute against, or join any other Person in institut-ing against, Holdings, any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other sim-ilar proceeding under the laws of the United States or any state of the United States. In the event that DLPT takes action in violation of this Section 8.23(c), Holdings agrees, for the benefit of the Investor Noteholders, that it shall file, or cause to be filed, an answer with the bank-ruptcy court or otherwise properly contest the filing of such a petition by DLPT against Holdings or the commencement of such action and raise the defense that DLPT has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

(d) PHF hereby agrees that the obligations of Holdings under this Agreement shall be subordinate in all respects to Holdings’ obligations under the Loan Agreement and any and all claims against Holdings arising from the obligations of Holdings under this Agreement, including, without limitation, all obligations under Article V and any obligations in respect of fees and expenses, shall be subordinate in all respects to claims arising from Holdings’ obligations under the Loan Agreement. The obligations of Holdings hereunder shall be limited recourse obligations of Holdings that are limited in right of payment to amounts available therefor, after payment of all amounts then owing under the Loan Agreement, out of the assets of Holdings and to the extent that the amounts available out of the assets of Holdings for the payment thereof are insufficient, any such insufficiency shall not constitute a claim against Holdings.

(e) The provisions of this Section 8.23 shall survive the termination of this Agreement.

8.24 Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as SUBI Trustee of D.L. Peterson under the Origination Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of D.L. Peterson or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by any party under the Transaction Documents.

8.25 SUBIs. Holdings represents, warrants and covenants that (a) each of the Lease SUBI and the Fleet Receivable SUBI is a separate series of the Origination Trust as provided in Section 3806(b)(2) of Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. § 3801 et seq., (b)(i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Lease SUBI, the Lease SUBI Portfolio or the Fleet Receivable SUBI shall be enforceable against the Lease SUBI Portfolio or the Fleet Receivable SUBI only, as applicable, and not against any other SUBI Portfolio (used in this Section as defined in the Origination Trust Agreement) or the UTI Portfolio (as defined in the Origination Trust Agreement) and (ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other SUBI (used in this Section as defined in the Origination Trust Agreement), any other SUBI Portfolio, the UTI or the UTI Portfolio (as defined in the Origination Trust Agreement) shall be enforceable against such other SUBI Portfolio or the UTI Portfolio (as defined in the Origination Trust Agreement) only, as applicable, and not against any other SUBI Assets, (c) except to the extent required by law, UTI Assets or SUBI Assets with respect to any SUBI (other than the Lease SUBI and the Fleet Receivable SUBI) shall not be subject to the claims, debts, liabilities, expenses or obligations arising from or with respect to the Lease SUBI or Fleet Receivable SUBI, respectively, in respect of such claim, (d)(i) no creditor or holder of a claim relating to the Lease SUBI, the Fleet Receivable SUBI or the Lease Receivable SUBI Portfolio shall be entitled to maintain any action against or recover any assets allocated to the UTI or the UTI Portfolio (as defined in the Origination Trust Agreement) or any other SUBI or the assets allocated thereto, and (ii) no creditor or holder of a claim relating to the UTI, the UTI Portfolio (as defined in the Origination Trust Agreement) or any SUBI other than the Lease SUBI or the Fleet Receivable SUBI or any SUBI Assets other than the Lease SUBI Portfolio or the Fleet Receivables shall be entitled to maintain any action against or recover any assets allocated to the Lease SUBI or the Fleet Receivable SUBI, and (e) any purchaser, assignee or pledgee of an interest in the Lease SUBI, the Lease SUBI Certificate, the Fleet Receivable SUBI, the Lease SUBI Certificate, the Fleet Receivable SUBI Certificate, any other SUBI, any other SUBI Certificate (used in this Section as defined in the Origination Trust Agreement), the UTI or the UTI Certificate (as defined in the Origination Trust Agreement) must, prior to or contemporaneously with the grant of any such assignment, pledge or security interest, (i) give to the Origination Trust a non-petition covenant substantially similar to that set forth in Section 6.9 of the Origination Trust Agreement, and (ii) execute an agreement for the benefit of each holder, assignee or pledgee from time to time of the UTI or UTI Certificate (as defined in the Origination Trust Agreement) and any other SUBI or SUBI Certificate to release all claims to the assets of the Origination Trust allocated to the UTI and each other SUBI Portfolio and in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against the assets of the Origination Trust allocated to the UTI Portfolio (as defined in the Origination Trust Agreement) and each other SUBI Portfolio.

8.26 Headings. The headings in this Agreement are for convenience of reference only and do not affect its interpretation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES TO APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

PHH FUNDING, LLC

By: WACHOVIA EXCHANGE SERVICES, LLC, its sole member

By: Its Manager, Wachovia Bank, National Association

By:  /s/: David Yorker
Name: David Yorker
Title: Director

CHESAPEAKE FINANCE HOLDINGS LLC

By:  /s/: Mark E. Johnson
Name: Mark E. Johnson
Title: Vice President and Treasurer

D.L. PETERSON TRUST

By: WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Delaware  Trustee

By:  /s/: Jennifer A. Luce
Name: Jennifer A. Luce
Title: Financial Services Officer

APPENDIX A

TO MASTER EXCHANGE AGREEMENT

A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument (including any Operative Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor

(v) reference to any law, act or regulation means such law, act or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, act or regulation means that provision of such law, act or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto, and reference in any Section of any Operative Document to any clause means such clause of such Section;

(vii) “hereunder,” “hereof, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

B. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used therein shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared in accordance with GAAP.

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C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Master Exchange Agreement shall prevail and control.

D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Documents to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Accounts” shall mean the Reservoir Account, any Joint Collection Accounts and/or any Joint Disbursement Accounts, as the context requires.

“Additional Subsidies” mean funds other than Relinquished Property Proceeds that Holdings deposits into the Reservoir Account or a Joint Disbursement Account to pay acquisition of Replacement Property Acquisition Costs or for Non-LKE Disbursements.

“Appendix A” means this Appendix A to the Master Exchange Agreement and Master Trust Agreement, as it may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Base Indenture” shall mean the Base Indenture dated as of March 7, 2006 between Chesapeake and JP Morgan Chase Bank, National Association, as trustee, as amended, modified or supplemented from time to time.

“Business Day” shall mean any day except a Saturday, Sunday or legal holiday on which the offices of the Chesapeake Trustee, or, with respect to any matter involving the Reservoir Account or any Joint Disbursement Account, WBNA are not open for business.

“Buyer” means any person or entity that from time to time buys one or more Relinquished Properties pursuant to a Relinquished Property Agreement.

“Chesapeake” means Chesapeake Funding LLC, a Delaware limited liability company.

“Chesapeake Trustee” means JPMorgan Chase Bank, National Association, in its capacity as trustee under the Indenture.

“Code” means the Internal Revenue Code of 1986, as amended. Section references shall be deemed to refer to the corresponding section of any successor federal income tax law in effect during the Term of this Agreement.

“Confidential Information” shall mean any proprietary, confidential or trade secret information of Holdings or its Affiliates relating to, among other things: the timing, quantity, type, or price of sales; the timing, quantity, type, or price of purchases; or services, processes, technology, designs, methodologies, specifications, operating methods, know-how, business or marketing plans, or business relationships of Holdings or its Affiliates.

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“Deferred Exchange Deemed Identification Procedures” means the procedures pursuant to the last sentence of Section 1.1031(k)-1(c)(1) of the Treasury Regulations and Section 4.02 of Revenue Procedure 2003-39 by which one or more Replacement Properties acquired by an Exchangor during the Deferred Exchange Identification Period for an Exchange, and matched by Exchangor with one or more Relinquished Properties for such Exchange are deemed to have satisfied the requirement of Section 1031(a)(3) of the Code regarding property identification.

“Deferred Exchange Identification Period” means with respect to each Exchange, the period beginning on the date Exchangor transfers the first Relinquished Property for such Exchange and ending at midnight on the 45th calendar day thereafter (irrespective of whether such day is a Saturday, Sunday or a holiday).

“Deferred Exchange Period” means, with respect to each Exchange, the period beginning on the date Exchangor transfers the first Relinquished Property for such Exchange and ending at midnight on the earlier of (a) the 180th calendar day thereafter (irrespective of whether such day is a Saturday, Sunday or a holiday), or (b) the due date for Exchangor’s U.S. federal income tax return for the year in which the transfer of the first Relinquished Property for such Exchange takes place, determined with regard to extensions.

“Disqualified Person” is defined in Section 6.1 of the Master Exchange Agreement.

“Distribution Event” means, with respect to Relinquished Property and any related Exchange hereunder, the occurrence of one of the following: (a) Exchangor has failed to identify any potential Replacement Property with respect to such Relinquished Property (including Replacement Property deemed to be identified under the Deferred Exchange Deemed Identification Procedures), then a Distribution Event shall occur upon the expiration of the Deferred Exchange Identification Period for such Exchange, or (b) if Exchangor has identified (or is deemed to have identified) any potential Replacement Property with respect such Relinquished Property, then a Distribution Event shall occur upon the earlier of (i) Exchangor’s receipt of all Identified Replacement Property with respect to such Exchange or (ii) the expiration of the Deferred Exchange Period for such Exchange.

“Electronic Funds Transfer” shall mean any funds transfer initiated by an electronic instruction, including, without limitation, any funds transfer via the Automated Clearing House system, any wire transfer via the Federal Reserve System and any funds transfer recorded on the books and records of the banking institution maintaining the relevant accounts.

“Exchange” means each of a series of transactions pursuant to this Agreement, as determined by Exchangor, consisting of (i) transfer(s) of one or more Relinquished Properties, (ii) the subsequent related acquisition(s) of one or more Identified Replacement Properties for such Exchange, and (iii) the matching of such Relinquished Properties with such Replacement Properties by the Exchangor in order to create a separate and distinct exchange as described in the “safe harbor” of Section 4.01 of Revenue Procedure 2003-39.

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“Exchangor” means, collectively, Chesapeake Holdings LLC, a Delaware limited liability company, and D.L. Peterson Trust, a Delaware statutory trust.

“For Cause” means, with respect to a party’s termination of one or more Operative Documents, a material breach of any representation, covenant or obligation under any Operative Document by the non-terminating party; provided, however, that (i) if the terminating party is Exchangor, then Exchangor’s inability to derive future benefit from the LKE Program may give rise to a termination “For Cause” and (ii) an Operative Document shall continue in full force and effect if the non-terminating party is able to cure such breach prior to the Termination Date.

“Holdings” has the meaning specified in the preamble to the Master Exchange Agreement.

“Identified Replacement Property(ies)” means, with respect to each Exchange, one or more potential Replacement Properties as the Relinquished Property(ies) for such Exchange (i) deemed to be identified by the Exchangor during the Deferred Exchange Identification Period pursuant to the Deferred Exchange Deemed Identification Procedures or (ii) identified in writing by the Exchangor during the Deferred Exchange Identification Period pursuant to the Written Deferred Exchange Identification Procedures.

“Indebtedness” means, with respect to a person, any obligation of such person for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, conditional sale or other title retention agreements relating to the purchase of property or for the deferred price of property or services, obligations under take or pay or similar arrangements, obligations of third parties that are guaranteed or secured by property of such person, capital lease obligations, letters of credit and bankers’ acceptances and any other obligations that would appear as a liability on the person’s balance sheet.

“Indemnified Parties,” means, for purposes of the Master Exchange Agreement, PHF and any of its shareholders, officers, directors, employees, agents, affiliates, successors and assigns.

“Indenture” means the Base Indenture and all amendments thereof and supplements thereto, including any Indenture Supplement (as defined in the Base Indenture).

“Joint Collection Account(s)” shall mean the account or accounts maintained by the Chesapeake Trustee, initially in the joint name of PHF and the Chesapeake Trustee, pursuant to Section 5.1 of the Base Indenture for (1) the deposit of Vehicle disposition proceeds and (2) the identification and subsequent separation of the portion of such funds that are Relinquished Property Proceeds from the portion of such funds that are Non-Qualified Funds, which account or accounts are intended to be “joint accounts” within the meaning of Section 5.02 of Revenue Procedure 2003-39.

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“Joint Disbursement Account” means an account (1) qualifying within the definition of “Joint Accounts” described in Section 5.02 of Revenue Procedure 2003-39, and (2) maintained at a bank that processes funds disbursed on behalf of Exchangor and PHF to Sellers.

“Joint Accounts” means an account qualifying within the definition of “Joint Accounts” described in Section 5.02 of Revenue Procedure 2003-39.

“Leasing Business” means Exchangor’s business operations with respect to the leasing of vehicles.

“Liabilities Due on Transfer” means, with respect to each transfer of Relinquished Property Subject to Liabilities, (i) any debt secured by such Relinquished Property that must be repaid as a result of such transfer and (ii) any debt that is required to be repaid with the sale proceeds from the disposition of such Relinquished Property.

“LKE Program” means a series of exchanges of one or more Relinquished Properties for one or more Replacement Properties pursuant to a program described in Revenue Procedure 2003-39 and qualifying under one or more “safe harbors” of Sections 4, 5 and 6 of Revenue Procedure 2003-39.

“Loan Agreement” means the Loan Agreement dated as of March 7, 2006 among Holdings, D.L. Peterson and Chesapeake, as amended, modified or supplemented from time to time.

“Loan Event of Default” means an “event of default” as defined in the Loan Agreement.

“Loans” means the loans made by Chesapeake to Holdings pursuant to the Loan Agreement.

“Master Exchange Agreement” means the Master Exchange Agreement dated as of March 7, 2006 (as the same may be supplemented, amended, amended and restated or otherwise modified) between Holdings and D.L. Peterson, collectively as the Exchangor, and PHF, in its capacity as Qualified Intermediary, and pursuant to which PHF, Holdings and D.L. Peterson are engaging in an LKE Program.

“Master Trust Agreement” means that certain Master Trust Agreement dated March 7, 2006, among PHF, Holdings, D.L. Peterson and WBNA, as trustee.

“Non-LKE Disbursements” means disbursements for items relating to the LKE Program other than Replacement Property Acquisition Costs that are funded with Additional Subsidies deposited into the Joint Disbursement Account(s) by Holdings.

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“Non-Qualified Funds” means all amounts that are (1) not Relinquished Property Proceeds and (2) deposited into a Joint Collection Account.

“Operative Documents” means the following documents:

(a) The Master Exchange Agreement, and
(b) the Master Trust Agreement

“Parent Downgrade Event” shall mean, on any date of determination, either (i) WBNA (or any entity that is a successor to WBNA as the ultimate parent of PHF) shall have a short-term credit rating of below “A-1” from S&P or (ii) if at any time WBNA (or any entity that is a successor to WBNA as the ultimate parent of the PHF) does not have a short-term credit rating, WBNA (or any entity that is a successor to WBNA as the ultimate parent of PHF) shall have a long-term credit rating of below “A” from S&P.

“PHF” means PHH Funding, LLC, a Delaware limited liability company.

“Qualified Intermediary” means a “qualified intermediary” as defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations.

“Qualified Trust” means a trust which meets the requirements of Section 1.1031(k)-1(g)(3)(iii) of the Treasury Regulations.

“Qualified Trust Funds” means the funds in the Reservoir Account, including any funds earned from the investment of funds held in the Reservoir Account.

“Relinquished Property(ies)” means certain Vehicles used in Exchangor's Leasing Business and qualifying as “relinquished property” (within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations) for an Exchange hereunder.

“Relinquished Property Agreement” means each agreement for the sale or other disposition of one or more potential Relinquished Property(ies) that either (i) relates to a potential Relinquished Property currently subject to a lease to a customer or (ii) relates to a potential Relinquished Property which becomes subject to a lease to a customer during the Term of this Agreement.

“Relinquished Property Proceeds” means, with respect to a Relinquished Property, the amount (excluding Non-Qualified Funds) received from, or on behalf of, the relevant Buyer with respect to Buyer's acquisition of such Relinquished Property, or otherwise received in connection with Exchangor's disposition of such Relinquished Property.

“Relinquished Property Subject to Liabilities” shall mean any Relinquished Property that is subject to (i) a requirement or obligation that debt secured by such Relinquished Property must be repaid as a result of such Relinquished Property being transferred or (ii) a requirement that the sale proceeds from the disposition of such Relinquished Property be applied to satisfy the debt secured by such Relinquished Property.

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“Replacement Property(ies)” means Vehicles that are like-kind (within the meaning of Section 1031 of the Code and Section 1.1031(a)-2 of the Treasury Regulation) to the Relinquished Property(ies) and to be held for productive use in connection with Exchangor’s Leasing Business and qualifying as “replacement property” (within the meaning of Section 1.1031(k)-1(a) of the Treasury Regulations) for an Exchange hereunder.

“Replacement Property Acquisition Cost” means, with respect to Replacement Property, the amount of consideration (including funds provided by PHF, to the extent of funds in the Reservoir Account and the earnings upon such funds, and such Additional Subsidies provided by Holdings as may be necessary) required to be paid to, or for the benefit of, the relevant Seller to acquire such Replacement Property, and any other amounts (excluding Non-LKE Disbursements) required to be transferred in connection with the acquisition of such Replacement Property under the related Replacement Property Agreement.

“Replacement Property Agreement” means each agreement for the acquisition of one or more potential Replacement Properties that either (i) is currently in effect between Exchangor and a Seller or (ii) is entered into by Exchangor and a Seller during the Term of this Agreement.

“Reservoir Account” means an account (1) held in trust by WBNA as Trustee pursuant to the Master Trust Agreement, (2) used to receive Relinquished Property Proceeds from the Joint Collection Accounts, and (3) used to provide Relinquished Property Proceeds to the Joint Disbursement Account (to the extent of the funds in the Reservoir Account, including any funds earned from the investment of funds held in the Reservoir Account).

“Revenue Procedure 2003-39” means the Revenue Procedure promulgated by the Internal Revenue Service as 2003-39 I.R.B. 2003-22, May 7, 2003, as the same may be amended, supplemented, modified or replaced by (i) future public guidance promulgated by the Internal Revenue Service with respect to LKE programs generally during the Term of this Agreement and/or (ii) any private letter rulings obtained by the Exchangor from the Internal Revenue Service with respect to Exchangor’s LKE Program.

“Rights” shall mean (1) with respect to any Relinquished Property, Exchangor’s rights (but not obligations) in a Relinquished Property Agreement to sell such Relinquished Property and to receive payment of the purchase price for such Relinquished Property and (2) with respect to any Replacement Property, Exchangor’s rights (but not obligations) to acquire such Replacement Property.

“Safe Harbor” shall mean any one or more of the safe harbors described in Section 1.1031(k)-1(g) of the Treasury Regulations and any one or more of the safe harbor provisions of Revenue Procedure 2003-39.

“Seller” means any person or entity from whom the Exchangor from time to time purchases Replacement Property(ies).

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“Term of this Agreement” means, with respect to each of the Master Exchange, and the Master Trust Agreement, as the context requires, the period commencing on March __, 2006 and ending on the Termination Date with respect to such Agreement; provided, however, that with respect to Then-Pending Exchanges only, the “Term of this Agreement” shall be deemed to continue until the expenditure or distribution of all Relinquished Property Proceeds with respect to each such Then-Pending Exchange.

“Termination Date” means, with respect to each of the Master Exchange Agreement and the Master Trust Agreement, the date when the relevant Agreement terminates pursuant to Section 7.1 of the Master Exchange Agreement or Section 11 of the Master Trust Agreement, as the case may be.

“Then-Pending Exchange” means an Exchange hereunder as to which PHF holds any Relinquished Property Proceeds on the Termination Date.

“Treasury Regulations” means all final, proposed and temporary Treasury Department regulations under Title 26 of the Code of Federal Regulations as in effect during the Term of this Agreement. Section references shall be deemed to refer to the corresponding section of any amendment, modification or restatement to such regulations.

“Trustee” means WBNA in its capacity as Trustee under the Master Trust Agreement.

“WBNA” means Wachovia Bank, National Association.

“Written Deferred Exchange Identification Procedures” means, with respect to each Exchange, the procedures set forth in Section 1.1031(k)-1(c)(2) of the Treasury Regulations and Section 4.02 of Revenue Procedure 2003-39 for Exchangor’s written identification during the Deferred Exchange Identification Period of one or more potential Replacement Properties for such Exchange to be matched by Exchangor with one or more Relinquished Properties for such Exchange.

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